Exhibit 99.1

Janus Contact:
October 19, 2007
Shelley Peterson: 303-316-5625

JANUS ANNOUNCES INVESTMENT MANAGEMENT CHANGES

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced that David Corkins, portfolio manager of Janus Fund, Janus Adviser Large Cap Growth Fund, Janus Aspen Large Cap Growth Portfolio and related products for retail and institutional clients, is leaving the firm to pursue other opportunities.

Corkins will transition the funds to his successor, Jonathan Coleman, who manages Janus Enterprise Fund and its related portfolios.  Coleman will no longer manage Janus Enterprise Fund and its related portfolios, but will remain a Co-Chief Investment Officer of Janus.  As lead portfolio manager of Janus Fund, Coleman will be assisted by Co-Portfolio Manager Dan Riff, who will continue as a Co-Portfolio Manager of Janus Adviser Long/Short Fund and Janus’ Institutional Long/Short portfolio.  Brian Demain, an assistant portfolio manager and protégé of Coleman, will succeed him as portfolio manager of Janus Enterprise Fund and the company’s mid-cap growth portfolios.  The portfolio management changes are effective November 1, 2007.

“David built an exceptional track record at Janus as one of the industry’s preeminent growth managers and we wish him well in his future endeavors,” said Janus CEO Gary Black. “Like David, Jonathan is a classic growth investor who pays close attention to fundamental analysis and building a well-diversified portfolio.  I’m confident that his proven stock-picking acumen and discipline will serve him well in running Janus Fund.”

After 12 years at Janus, Corkins said, “I’m leaving with tremendous respect for my fellow portfolio managers and analysts who work so hard to research great opportunities for our clients.  Given Jonathan’s disciplined investment process and experience covering companies of all sizes, I know Janus Fund shareholders will be in capable hands.”

Corkins’ successor on Janus Fund, Coleman, joined the company in 1994 as an equity research analyst. From 1997 to 2000, he co-managed Janus Venture Fund* before serving as assistant portfolio manager of Janus Fund, where he focused on large-cap stocks.  In 2002, he became portfolio manager of Janus Enterprise Fund and in 2006 he assumed the Co-Chief Investment Officer responsibilities with Gibson Smith.  In 2006 and 2007, Coleman was ranked by Barron’s/Value Line as one of the top 100 U.S. mutual-fund managers.

Since Coleman became portfolio manager January 31, 2002, Janus Enterprise Fund has ranked in the 13th percentile (46 out of 359) of its Mid Cap Growth Lipper peers. The fund finished in the top third of its peers for the 1-year period (186 out of 609), the top quartile for the 3-year and 5-year periods (89 out of 485) and (67 out of 392), respectively, and the top-half (69/162) for the 10-year period based on total returns as of September 30, 2007.

“David and I have similar investment philosophies regarding stock selection, portfolio construction and investment time horizon,” Coleman said, “so investors should not expect significant changes.”

Coleman graduated magna cum laude with a bachelor’s degree in political economy and Spanish from Williams College and was elected to Phi Beta Kappa. In addition, he was a Fulbright Fellow in Costa Rica, where he researched economic integration in Central America. He holds the Chartered Financial Analyst designation.

Demain, who worked closely with Coleman for many years, will assume the helm of Janus Enterprise Fund, Janus Adviser Mid Cap Growth Fund, Janus Aspen Mid Cap Growth Portfolio and related portfolios.  Since joining Janus in 1999, Demain became a highly regarded equity research analyst specializing in companies in the media and communications sectors.  He was elected to Phi Beta Kappa at Princeton University and graduated summa cum laude with a degree in economics.  Demain holds the Chartered Financial Analyst designation.

Dan Riff, who will assist Coleman as Co-Portfolio Manager of Janus Fund, will continue to manage a portion of Janus Adviser Long/Short Fund and Janus’ Institutional Long/Short portfolio.  Riff joined Janus in 2003 as an equity research analyst covering consumer staples, health care, technology and industrial companies and has consistently ranked as one of Janus’ top-performing analysts.  Previously, he worked as a strategy consultant with consumer products, financial services and healthcare firms.  He graduated magna cum laude with a degree in economics from Williams College and earned a master’s degree in business administration from The Wharton School at the University of Pennsylvania.

Coleman, who helped hire and train Demain and Riff, said they will be significant assets to Janus in their new positions.

“Through the years, Brian distinguished himself first as an outstanding communications and media analyst and later as assistant portfolio manager with great stock-picking skills,” Coleman said. “Dan’s expertise in long/short products will be a great help with Janus Fund because we use the same fundamental business analysis with all our portfolios — whether those ideas are long or short, big or small, or based in the U.S. or abroad.”

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of June 2007, Janus managed $190.6 billion in assets for more than four million shareholders, clients and institutions around the globe. Outside the U.S., Janus has offices in London, Tokyo and Hong Kong. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus containing this and other information, please call Janus at 1-800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

Past performance is no guarantee of future results. Call 1-800-525-3713 or visit janus.com for current month end performance.

*Closed to new investors.

Lipper Inc., a Reuters Company, is a nationally recognized organization that ranks the performance of mutual funds within a universe of funds that have similar investment objectives. Rankings are historical with capital gains and dividends reinvested.

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Funds distributed by Janus Distributors LLC (10/07)  C-1007-800